Exhibit 99.1

SANTA FE ENERGY TRUST

SANTA FE ENERGY TRUST ANNOUNCES SECOND QUARTER 2007 DISTRIBUTION

THE BANK OF NEW YORK TRUST COMPANY, N.A., Trustee

NEWS
RELEASE

FOR IMMEDIATE RELEASE

Austin, Texas, August 2, 2007 - Santa Fe Energy Trust (NYSE Symbol-SFF) announced the Trust income distribution for the operating quarter ended June 30, 2007. Unitholders of record on August 15, 2007, will receive a distribution amounting to $3,004,234 or $0.47686 per unit payable August 31, 2007.

As previously announced by the Trust, the Trustee has been informed by Devon Energy Corporation that Devon believes it may have overpaid the Trust during 2006 and prior years for its net profits royalties. Devon has previously estimated the amount of the overpayment to be $6.7 million. However, Devon has informed the Trustee that it now believes the amount of the overpayment is more than $6.7 million, but that it is unable to provide an estimate of how much more than $6.7 million.

This distribution includes approximately $3.0 million attributable to the Wasson ODC unit and $39,293 resulting from the sale of a net profits interest during the quarter, but does not include any other amounts payable on the Trust’s net profits interests, as Devon has concluded that Devon is entitled to reduce the distribution by the approximately $2.0 million otherwise payable on the net profits interests in order to recoup a portion of the amount Devon believes it has overpaid the Trust.  The Trustee and its independent consultants have not been able to confirm the accuracy of the information or estimates provided by Devon, or the appropriateness of Devon’s determination that it is entitled to recoup the amount it is withholding from the distribution.

Price and Volume Statistics for the Quarter Were:

	Volumes		Prices
	Oil	Gas	Oil	Gas
	(BBLS)	(MCF)	($/BBL)	($/MCF)
Wasson ODC Unit	60,200	—	58.52	—
Net Profits Royalties	29,164	146,301	49.53	6.45

The Trust will be liquidated on or before February 15, 2008.

Contact:
Santa Fe Energy Trust
The Bank of New York Trust Company, N.A., Trustee
Mike Ulrich
919 Congress Avenue
Austin, TX 78701
(800) 852-1422